Exhibit 10.7

AMENDMENT TO LETTER AGREEMENT

This Amendment to Letter Agreement (the “Amendment”) is entered into this 4th day of June, 2007 between VIA Pharmaceuticals, Inc. (“VIA”) and James Stewart (the “Executive”).

WHEREAS, the Executive is employed by VIA pursuant to the terms of an offer letter dated October 1, 2006 (the “Letter Agreement”);

WHEREAS, the Executive and VIA mutually desire to amend the Letter Agreement;

NOW THEREFORE, the parties hereby agree to amend the severance provisions of the Letter Agreement to provide as follows:

“ Notwithstanding the foregoing, if you are at the time of your separation from service a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, and to the extent delayed commencement of any portion of the severance benefits to which you are entitled is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then such portion of your severance benefits shall not be paid prior to the earlier of (a) the expiration of the six-month period measured from the date of your “separation from service” with VIA (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (b) your death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred shall be paid in a lump sum and any remaining severance payments due shall be paid as otherwise provided herein.”

No other terms of the Letter Agreement shall be modified by this Amendment and the Letter Agreement shall continue in all other respects in full force and effect in accordance with its terms.

This Amendment to Letter Agreement may be executed in one or more counterparts, each of which shall be deemed an original but al of which together will constitute one and the same instrument.

VIA PHARMACEUTICALS, INC. /s/ Lawrence Cohen	EXECUTIVE /s/ James Stewart
By: Lawrence Cohen	James Stewart
Its: President and CEO